EXHIBIT 4.5

                                HK SYSTEMS, INC.
                       FIRST AMENDMENT TO CREDIT AGREEMENT

   Harris Trust and Savings Bank
   Chicago, Illinois

   Firstar Bank Milwaukee, N.A.
   Milwaukee, Wisconsin  53202

   The Northern Trust Company
   Chicago, Illinois  60675

   Bank One, Wisconsin
   Milwaukee, Wisconsin  53201-2033

   Ladies and Gentlemen:

        Reference is hereby made to that certain Third Amended and Restated Credit Agreement dated as of November 15, 1996 (the "Credit Agreement") currently in effect by and among, HK Systems, Inc., a Wisconsin corporation (the "Company"), and you (the "Lenders"). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

        The Company hereby applies to the Lenders to decrease by $10,000,000 the Revolving Credit Commitments, to extend a new term loan in the original principal amount of $6,000,000, to extend the Revolving Credit Termination Date, to amend certain of the financial covenants contained therein and to make certain other amendments to the Credit Agreement, and the Lenders are willing to do so under the terms and conditions set forth in this Amendment.

   1.   DECREASE OF REVOLVING COMMITMENT AMOUNTS.

        Upon the effectiveness of this Amendment, the amount of each Lender's Commitment in respect of the Revolving Credit set forth opposite its name in Section 1.1 of the Credit Agreement shall be amended and as so amended shall be restated as follows:

                                          AMOUNT OF          PERCENTAGE
                                          REVOLVING         OF REVOLVING
                                           CREDIT              CREDIT
                LENDER                   COMMITMENT          COMMITMENT

    Harris Trust and Savings Bank      $26,666,666.72        33.3333334%
    Firstar Bank Milwaukee, N.A.       $17,777,777.76        22.2222222%
    The Northern Trust Company         $17,777,777.76        22.2222222%
    Bank One, Milwaukee, N.A.          $17,777,777.76        22.2222222%
                                        -------------        ----------
                             TOTAL     $80,000,000.00            100.00%


   2.   WAIVER OF REDEMPTION AND DIVIDEND.

        On a day in December of 1997, the Company plans to make one-time redemption of up to 1,050,000 of its shares from Gordon Jones at a price of not more than $6.15 per share ("Special Redemption") and pay accrued dividends on preferred stock as of October 31, 1997 in an amount not to exceed $4,667,507 ("Special Dividend"). The Lenders agree that (i) the Special Redemption and the Special Dividend will not constitute a restricted payment as prohibited by Section 8.16 of the Credit Agreement and, therefore, an Event of Default pursuant to Section 9.1(d) of the Credit Agreement and (ii) the Special Dividend and Special Redemption will not be counted toward the imitation on redemptions in Section 8.16(c) or dividends in Section 8.16(d).

   3.   AMENDMENTS.

        Upon the effectiveness of this Amendment, the Credit Agreement shall be and hereby is amended as follows:

        3.01. Section 1.6 of the Credit Agreement is hereby amended by adding the following immediately at the end of such Section.

             Section 1.6. Term Credit. Subject to all of the terms and conditions hereof, each Lender agrees to make a term loan to the Company in the amount of its Term Credit Commitment. The maximum amount of the Term Loan which each Lender party hereto as of the date hereof agrees to extend to the Company shall be as set forth below opposite such Lender's name:

    Harris Trust and Savings Bank       $ 2,000,000.01       33.3333334%
    Firstar Bank Milwaukee, N.A.        $ 1,333,333.33       22.2222222%
    The Northern Trust Company          $ 1,333,333.33       22.2222222%
    Bank One, Milwaukee, N.A.           $ 1,333,333.33       22.2222222%
                                          ------------       ----------
                              TOTAL     $ 6,000,000.00           100.00%

        The loans from all the Lenders under the Term Credit (collectively, the "Term Loans" and individually, as to each Lender, its "Term Loan") shall be made concurrently and the Term Loans shall be disbursed in a single advance made, if at all,on or before January 15, 1998, at which time the Term Credit Commitments shall expire. The Term Loan made by each Lender to the Company under the Term Credit shall be evidenced by a Term Credit note of the Company (individually a "Term Credit Note" and collectively the "Term Credit Notes") payable to the order of such Lender in the amount of its Term Credit Commitment, each Term Credit Note to be in the form (with appropriate insertions) attached hereto as Exhibit D. Each Term Credit Note shall be expressed to mature as follows: one installment in an aggregate amount of $600,000, to be paid on or before January 31, 1998 and then five consecutive annual installments, the first such installment commencing on October 31, 1998 and continuing on the last day of each October occurring thereafter to and including October 31, 2002 and aggregating $600,000 per installment, and a final installment due on December 15, 2002 and aggregating the entire remaining unpaid principal balance of the Term Credit Notes. The amount of each installment due on the Term Credit Note held by each Lender shall be a pro rata part (based on the relationship which its Term Credit Commitment bears to the total Term Credit Commitments) of each such aggregate amount. No amount repaid on the Term Credit Notes may be reborrowed. The Term Loans shall be used by the Company to fund its substantially concurrent loan of like amount to the employee stock ownership plan the Company is establishing for its employees on or about December of 1997.

        3.02. The first sentence of Section 1.3 of the Credit Agreement shall be amended and as so amended shall be restated in its entirety to read as follows:

             Subject to the terms and conditions hereof, the Revolving Credit may be availed of by the Company in the form of loans (individually a "Revolving Loan" and collectively the "Revolving Loans").

        3.03. The third sentence of Section 1.3 of the Credit Agreement shall be amended and as so amended shall be restated in its entirety to read as follows:

             Each advance made by a Lender of its pro rata share of a revolving loan shall be evidenced by a Revolving Credit Note of the Company (individually a "Revolving Credit Note" and collectively the "Revolving Credit Notes") payable to the order of such Lender in the amount of its commitment, with each Revolving Credit Note to be in the form (with appropriate insertions) attached hereto as Exhibit A.

        3.04. The second sentence of Section 1.5(a) of the Credit Agreement shall be amended and as so amended shall be restated in its entirety to read as follows:

             Each such notice shall specify the date of the Loan requested (which must be a Business Day), whether such Loan is a Revolving Loan or the Term Loan and the amount of such Loan.

        3.05. Section 5.1 of the Credit Agreement shall be amended by adding the following new definitions therein in the appropriate alphabetical order:

             "ESOP Principal" means, with reference to any period, the aggregate amount of principal payments made during such period on the Term Credit Notes.

             "Term Credit Commitments" means the commitments of the Lenders to extend a Term Loan in the amounts set forth opposite their names in Section 1.6 hereof and opposite their signatures on Assignment Agreements delivered pursuant to Section 11.15 hereof under the heading "Commitment", as such amounts may be reduced pursuant thereto.

        3.06. The following definitions appearing in Section 5.1 of the Credit Agreement shall be amended and as so amended shall be restated in their entirety to read as follows:

             "Funded Debt Ratio" means, as of any time the same is to be determined, the ratio of (i) Senior Funded Debt at such time to
        (ii) the sum of (x) EBITDA for the four most recently completed fiscal quarters of the Company and (y) ESOP Principal.

             "Interest Coverage Ratio" means, as of any time the same is to be determined, the ratio of (i) the sum of (x) EBITDA for the four most recently completed fiscal quarters of the Company and
        (y) ESOP Principal to (ii) Interest Expense for the same period of four fiscal quarters.

             "Loans" means the Revolving Loans and the Term Loans, collectively, and the term "Loan" shall mean any of the Revolving Loans or Term Loans, in each case unless the context in which such term is used shall otherwise require; provided, however, that the terms "Loan" and "Loans" as used in Sections 1.2, 1.3, 1.4 and 1.5(b) hereof shall mean respectively Revolving Loan and Revolving Loans.

             "Notes" means the Revolving Credit Notes and the Term Credit Notes, collectively, and the term "Note" shall mean any of the Revolving Credit Notes or Term Notes, in each case unless the context i which such term is used shall otherwise require; provided, however, that the terms "Note" and "Notes" as used in Sections 1.1 and 1.3 of this Agreement shall mean, respectively, Revolving Credit Note and Revolving Credit Notes.

             "Termination Date" means December 15, 2002, or such earlier date on which the Commitments are terminated in whole pursuant to Sections 3.3, 9.2 or 9.3 hereof.

        3.07. Section 8.6 of the Credit Agreement is hereby amended and as so amended shall be restated in its entirety to read as follows:

             Section 8.6.   Current Ratio.  The Company will at all
        times during each of the period specified below maintain a
        Current Ratio of not less than:
                                                              CURRENT RATIO
             FROM AND                  TO AND THROUGH         SHALL NOT BE
             INCLUDING                    CLOSE OF             LESS THAN:

          The date hereof        2nd fiscal quarter of the     0.90 to 1.0
                                 Company's 1998 fiscal year

     3rd fiscal quarter of the      All times thereafter       1.00 to 1.0
    Company's 1998 fiscal year

        3.08. Schedule 6.3 to the Credit Agreement is hereby amended to reflect the deletion of HK Taylor Industries, Inc. as a Subsidiary and as so amended shall be restated in its entirety read as set forth on Schedule Two attached hereto. All references to Schedule 6.3 in the Credit Agreement shall be declared references to Schedule 6.2 as set forth on Schedule Two attached hereto.

   4.   CONDITIONS PRECEDENT.

        The effectiveness of this Amendment (other than Section 5 hereof), and the obligation of the Lenders to extend the Term Loans, is subject to the satisfaction of all of the following conditions precedent:

        4.01. The Company, the Agent and the Lenders shall have executed and delivered this Amendment.

        4.02. The Company shall have executed Term Credit Notes in favor of each Lender in the form attached hereto as Schedule One, with each Term Credit Note to a Lender to be dated as of the date of its issuance and in a face amount equal to the Term loan to be extended by such Lender after giving effect to this Amendment.

        4.03. No Default or Event of Default shall have occurred and be continuing as of the date this Amendment would otherwise take effect.

        4.04. Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Lenders and their counsel; and the Lenders shall have received the favorable written opinion of counsel for the Company in form and substance satisfactory to the Lenders and their counsel.

        4.05. The Company shall have delivered to the Agent a certificate of the Secretary or Assistant Secretary of the Company certifying that the Articles of Incorporation of the Company have not changed since
   November 15, 1996.

   5.   POST-CLOSING ITEMS.

        5.01. Certain Real Estate Collateral. The Agent shall have received no later than 30 days from the date hereof, the following for the account of the Lenders (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Lenders:

             (i) a supplement to that certain Deed of Trust, Security Agreement and Assignment of Rents dated as of january 21, 1997, and recorded in the Recorder's Office of Davis County, Utah on February 25,1997, as Document No. 1306007, at Book 2098,
        Page 683 (the "Existing Utah Mortgage"), to confirm and assure that the Existing Utah Mortgage secures the Revolving Credit and Term Credit as amended hereby, together with any financing statements or financing statement amendments requested by the Agent in connection therewith;

             (ii) a supplement to that certain Mortgage and Security Agreement and Assignment of Rents dated as of January 21, 1997, and recorded on the Recorder's Office of Montgomery County, Alabama on August 21, 1997, as RLPY 1782, Page 0938 (the "Existing Alabama Mortgage") to confirm and assure that the Existing Alabama Mortgage secures the Revolving Credit and Term Credit as amended hereby, together with any financing statements or financing statement amendments requested by the Agent in connection therewith;

             (iii) an endorsement to the mortgagee's policy of title insurance (or a binding commitment therefor) for the Existing Utah Mortgage (as supplemented) creating liens on the Company's real property in Bountiful, Utah to confirm that such policy secures the Revolving Credit and Term Credit as amended hereby which endorsement shall bring the effective date of coverage thereunder down to the date of disbursement of the first Loan under the new Revolving Credit and new Term Credit and show no exceptions to title or coverage other than those shown on such policy as originally issued (except that no exception shall appear for taxes which are now due and payable);

             (iv) a mortgagee's title insurance policy (or a prepaid binding commitment therefor) insuring the lien on the Company's real property located in Montgomery, Alabama (the "Alabama Property") in the aggregate amount of its current appraised fair market value to be a valid first lien subject to no defects or objections which are unacceptable to the Agent, together with such endorsements as the Agent may require;

             (v) a mortgagee's title insurance policy (or a prepaid binding commitment therefor) insuring the lien on the Company's real property located in Salisburg, North Carolina (the "North Carolina Property") in the aggregate amount of its current appraised fair market value to be a valid first lien subject to no defects or objections which are unacceptable to the Bank, together with such endorsements as the Agent may require;

             (vi) the most recent appraisal report, if any, held by the Company describing the fair market value of each parcel of real property subject to the lien on the North Carolina Property; and

             (vii) a good standing certificate (or equivalent) for the Company (dated no earlier than five (5) days prior to the date hereof) from the offices of the Secretary of State of Utah and Alabama.

        Any failure of the Company to satisfy the requirements set forth in
   Section 4.01 hereof by the deadlines also set forth above, whether or not this Amendment otherwise takes effect, will constitute an Event of Default under the Credit Agreement.

   6.   REPRESENTATIONS.

        In order to induce the Lenders to execute and deliver this Amendment, the Company hereby represents to the Lenders that as of the date hereof, the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct (except that for purposes of this paragraph, the representations contained in Section 6.4 shall be deemed to refer to the most recent financial statements of the Company delivered to the Lenders) and the Company is in full compliance with all of the terms and conditions of the Credit Agreement and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

   7.   MISCELLANEOUS.

        7.01. The Company acknowledges and agrees that all of the Collateral Documents to which it is a party remain in full force and effect for the benefit and security of, among other things, the Revolving Credit Loans and Term Loans as modified hereby. The Company further acknowledges and agrees that all references in such Collateral Documents to the Loans shall be deemed a reference to the Revolving Credit Loans and Term Loans as so modified. The Company further agrees to execute and delivery any and all instruments or documents as may be required by the Agent or Required Lenders to confirm any of the foregoing.

        7.02. Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

        7.03. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterparts and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

        7.04. The Company agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Lenders in connection with the preparation, execution and delivery of this Amendment and the documents and transactions contemplated hereby, including the reasonable fees and expenses of counsel for the Lenders with respect to the foregoing.

        Dated as of December 15, 1997.

                                      HK SYSTEMS, INC.



                                      By   /s/
                                           Its  ___________________________



        Accepted and agreed to in Chicago, Illinois as of the date and year last above written.

                                      HARRIS TRUST AND SAVINGS BANK



                                      By   /s/
                                           Its  ___________________________



                                      FIRSTAR BANK MILWAUKEE, N.A.



                                      By   /s/
                                           Its  ___________________________



                                      THE NORTHERN TRUST COMPANY



                                      By   /s/
                                           Its  ___________________________



                                      BANK ONE, WISCONSIN



                                      By   /s/
                                           Its  ___________________________

                               GUARANTOR'S CONSENT

        Each of the undersigned has heretofore executed and delivered to the Agent a Guaranty dated November 15, 1996 and each hereby consents to the Amendment to the Credit Agreement as set forth above and confirms that its Guaranty and all of the undersigned's obligations thereunder remain in full force and effect and,without limiting the foregoing, acknowledges and agrees that all the Loans, made before and after giving effect to this Amendment to the Credit Agreement, constitute indebtedness which is guaranteed by the undersigned under its Guaranty. Each of the undersigned further agrees that the consent of each of the undersigned to any further amendments to the Credit Agreement shall not be required as a result of its consent having been obtained.

                                      HEI SERVICES, INC.



                                      By   _________________________________
                                           Its  ___________________________



                                      HISCO SYSTEMS OF CANADA LTD.



                                      By   _________________________________
                                           Its  ___________________________

                                  SCHEDULE ONE

                                    EXHIBIT D

                                HK SYSTEMS, INC.
                                    TERM NOTE


                                                            Chicago, Illinois
   $__________                                              December __, 1997



        On the Term Credit Termination Date, for value received, the undersigned, HK SYSTEMS, INC., a Wisconsin corporation (the "Company"), hereby promises to pay to the order of _______________________________________ (the "Lender"), at the principal office of Harris Trust and Savings Bank in Chicago, Illinois, the principal sum of (i) _______________________________________________ and
   no/100 Dollars ($__________), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Term Loans owing from the Company to the Lender under the Term Credit provided for in the Credit Agreement hereinafter mentioned.

        This Note evidences loans constituting part of a "Domestic Rate Portion" and "LIBOR Portions" as such terms are defined in that certain Credit Agreement dated as of November 15, 1996, between the Company, Harris Trust and Savings Bank, individually and as Agent thereunder, and the other Lenders which are now or may from time to time hereafter become parties thereto (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the "Credit Agreement") made and to be made to the Company by the Lender under the Term Credit provided for under the Credit Agreement, and the Company hereby promises to pay interest at the office described above on each loan evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

        Each loan made under the Term Credit provided for in the Credit Agreement by the Lender to the Company against this Note, any repayment of principal hereon, the status of each such loan from time to time as part of the Domestic Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the interest rate and Interest Period applicable thereto shall be endorsed by the holder hereof on a schedule to this Note or recorded on the books and records of the holder hereof (provided that such entries shall be endorsed on a schedule to this Note prior to any negotiation hereof). The Company agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the entries so endorsed on a schedule to this Note or recorded on the books and records of the holder hereof shall, absent manifest error, be prima facie evidence of the unpaid principal balance of this Note, the status of each such loan from time to time as part of the Domestic Rate Portion or a LIBOR Portion, and, in the case of any LIBOR Portion, the interest rate and Interest Period applicable thereto.

        This Note is issued by the Company under the terms and provisions of the Credit Agreement and is secured by, among other things, the Collateral Documents, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

        The Company hereby promises to pay all reasonable costs and expenses (including attorneys' fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Company hereby waives presentment for payment and demand. This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflicts of laws.

                                      HK SYSTEMS, INC.



                                      By   _________________________________
                                           Name:  __________________________
                                           Title: __________________________

                                  SCHEDULE TWO

                                  SCHEDULE 6.2

                                  SUBSIDIARIES

                                        JURISDICTION        PERCENTAGE
                  NAME                OF INCORPORATION      OWNERSHIP

    HISCO Systems of Canada Ltd.           Canada            100%

    HEI Services, Inc.                    Delaware           100%

    HK Systems Foreign Sales Corp.                           100%